EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               THE AES CORPORATION

                           (Pursuant to Section 242 of

                           the General Corporation Law

                            of the State of Delaware)


      The undersigned, being the Chairman of the AES Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:


       1. The first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of this corporation is hereby amended to read in its entirety as follows:

               Article IV. 1. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is five hundred fifty million (550,000,000), of which five hundred million
          (500,000,000) shall be Common Stock, par value one cent ($0.01) per share, and fifty million (50,000,000) shall be Preferred Stock, without par value. The designations and the powers, preferences and rights of the Common Stock and Preferred Stock, and the qualifications, limitation or restriction thereof, are as provided in or pursuant to this Article IV.

       2. The aforesaid amendment has been duly approved by the Board of Directors of this corporation and duly approved by a majority of the outstanding stock entitled to vote thereon.

       3. The aforesaid  amendment  was duly adopted in accordance  with
Section 242 of the General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, the undersigned has executed this certificate and has caused this certificate to be attested by William R. Luraschi, the Secretary of this corporation, this 28th day of April 1997.


                              /s/ Roger W. Sant
                              Roger W. Sant
                              Chairman
                              The AES Corporation


ATTEST:



By:  /s/ William R. Luraschi
     William R. Luraschi
     Secretary